Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INCANNEX HEALTHCARE INC.

Incannex Healthcare Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article IV thereof and replacing therewith the following:

“Section 4.1 Authorized Stock. The total number of shares that the Corporation shall have authority to issue is 810,000,000 shares, of which 800,000,000 shares shall be designated as common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares shall be designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

2.	The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Certificate of Amendment to be advisable, (ii) adopting and approving this Certificate of Amendment, (iii) directing that this Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at a Special Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Certificate of Amendment be approved.

3.	This Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at a Special Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

4.	This Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Incannex Healthcare Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer of the Corporation, on May 27, 2025.

INCANNEX HEALTHCARE INC.

By:	/s/ Joel Latham
Name:	Joel Latham
Title:	Chief Executive Officer